Exhibit 99.1

FOR IMMEDIATE RELEASE

Ron Pasek Joins NetApp as Executive Vice President, Chief Financial Officer

Sunnyvale, Calif. – March 30, 2016 – NetApp, Inc. (NASDAQ: NTAP) today announced the appointment of Ron Pasek as executive vice president, chief financial officer (CFO). Pasek joins NetApp effective April 11, bringing more than 30 years of experience in financial management. Most recently, Pasek served as CFO of Altera Corporation, a worldwide provider of programmable logic devices.

In January 2016, NetApp announced Jeffrey Bergmann as interim chief financial officer. Bergmann will now resume his previous role as vice president of corporate finance at NetApp.

Prior to joining Altera, Pasek held several senior finance roles at Sun Microsystems, where he managed hundreds of people around the world. In addition, Pasek helped Sun develop the finance function that supported Sun’s revenue growth from $2 billion to $14 billion.

“Ron is a highly accomplished and respected CFO, with a proven track record of building and leading successful finance teams. We’re delighted to welcome Ron to the NetApp team as we continue to strengthen our position in the marketplace while driving long-term value,” said George Kurian, chief executive officer at NetApp. “Ron’s experience and insight from exposure to a range of business models will be invaluable to NetApp as we continue to transform ourselves to be more efficient and agile while making productivity a core NetApp capability that complements our long track record of innovation and customer success.”

Kurian continued, “On behalf of everyone at NetApp, I want to thank Jeff Bergmann for assuming the role of interim CFO and overseeing a seamless transition of responsibilities. I look forward to NetApp continuing to benefit from Jeff’s talent and financial expertise.”

“It’s an honor and a great pleasure to have this opportunity to join NetApp, especially during a time of transformation, where my responsibilities will play a critical role in the future success of the organization,” said Pasek. “I look forward to working and integrating with teams across NetApp to contribute to the company’s success as a leader in the data-powered digital era as well as furthering the positive impact we are providing for our customers and shareholders around the world.”

About Ron Pasek

Pasek earned his bachelor’s degree in business administration in finance from San Jose State University and earned an MBA from Santa Clara University. After graduating, Pasek joined Rolm Corporation, where he worked in accounting and financial planning. In 1990, he began a nearly 20-year career with Sun Microsystems, where he served in roles including vice president, Finance, Global Sales, and Service; and vice president and treasurer. Most recently, he served as CFO of Altera Corporation before the company was acquired by Intel Corporation.

About NetApp

Leading organizations worldwide count on NetApp for software, systems and services to manage and store their data. Customers value our teamwork, expertise and passion for helping them succeed now and into the future. To learn more, visit www.netapp.com.

NetApp and the NetApp logo are trademarks or registered trademarks of NetApp, Inc. in the United States and/or other countries. All other brands or products are trademarks or registered trademarks of their respective holders and should be treated as such. A current list of NetApp trademarks is available on the web at http://www.netapp.com/us/legal/netapptmlist.aspx.

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